As filed with the Securities and Exchange Commission on July 29, 2025

Registration No. 333-276220

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOOKIPA Pharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-5395687
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

350 Fifth Avenue, 72nd Floor, Suite 7240

New York, New York, 10118

+43 1 890 63 60

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Malte Peters,

Chief Executive Officer

HOOKIPA Pharma Inc.

350 Fifth Avenue, 72nd Floor, Suite 7240

New York, New York, 10118

+43 1 890 63 60

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta

Reid Hooper

Cooley LLP

55 Hudson Yards

New York, New York 10001-2157

(212) 479-6000

Not applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), relates to the Registration Statement on Form S-3, Registration File No. 333-276220 (the “Registration Statement”), filed by HOOKIPA Pharma Inc., a Delaware corporation (the “Company”), on December 22, 2023, with the Securities and Exchange Commission (the “SEC”) to register the offer and resale of up to an aggregate of 15,000,000 shares of the Company’s common stock, par value $0.0001 per share, by the selling stockholder identified in the Registration Statement. The Registration Statement was declared effective on January 4, 2024. The number of shares of common stock registered under the Registration Statement set forth above has not been adjusted to reflect the one-for-ten reverse stock split of the Company’s common stock effected on July 9, 2024.

On May 20, 2025, after consideration and evaluation of the Company’s long-term prospects and strategies, the Company’s Board of Directors unanimously approved entering into that certain Asset Purchase Agreement, dated May 21, 2025, by and among the Company, Hookipa Biotech GmbH and Gilead Sciences, Inc., which may constitute the sale of substantially all of the Company’s assets under Section 271 of the General Corporation Law of the State of Delaware (the “Asset Sale”), and the liquidation and dissolution of the Company pursuant to a plan of dissolution (the “Plan of Dissolution”), each of which, the Asset Sale and the Plan of Dissolution, is subject to the approval of the Company’s stockholders. The Company filed a definitive proxy statement on Schedule 14A with the SEC on July 3, 2025 with respect to a special meeting of the Company’s stockholders to consider and approve the Asset Sale and the Plan of Dissolution (the “Special Meeting”). On July 29, 2025, the Company’s stockholders approved the Asset Sale and the Plan of Dissolution at the Special Meeting.

As a result of the Company’s planned liquidation and dissolution, by filing this Post-Effective Amendment the Company has terminated the offering of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities registered which remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered for resale but remaining unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the New York, State of New York, on July 29, 2025.

HOOKIPA PHARMA INC.

By:	/s/ Malte Peters
Malte Peters
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.